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                                                                  Exhibit 2.2(i)
                                PROMISSORY NOTE
$300,000                                                       September 1, 1999
                                                                   Dallas, Texas

        FOR VALUE RECEIVED, the undersigned, United Surgical Partners International, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Amedisys Surgery Centers, L.C., a Texas limited liability company ("Holder"), at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816, or such other place as Holder may from time to time designate, the principal sum of $300,000, together with interest on all principal amounts outstanding from time to time at a rate of 10% per annum (determined on the basis of a 365 day year). The principal of this Promissory Note ("Note") shall be due and payable in three equal installments of $100,000 each on October 1, 1999, November 1, 1999 and December 1, 1999; all accrued but unpaid interest shall be due and payable concurrently with each such principal payment.

        All payments of principal and interest on this Note are payable in lawful money of the United States of America. Each payment shall be credited first on interest then due and the remainder (if any) on principal, and interest shall thereupon cease upon the principal so credited. Maker may prepay the principal sum of this Note in full at any time prior to maturity by paying the principal sum and all interest accrued thereon to the date of payment.

        Upon default of any of Maker's obligations hereunder, which default continues without being cured for three days after the due date, Holder shall have the right, at its sole option and without notice or demand (and in addition to any other rights otherwise available to Holder under any applicable law), to declare the unpaid balance of principal and accrued interest at once due and payable, whereupon the outstanding principal balance of this Note shall bear interest at 12% per annum or the maximum rate permitted by applicable law, whichever is less, until such principal is paid in full.

        If, after default, this Note is placed in the hands of an attorney for collection, or is collected in whole or in part through judicial or non-judicial proceedings, Maker shall pay, in addition to the sums referred to above, reasonable attorneys' fees and all other reasonable costs incurred by Holder in connection with the collection of the unpaid amounts due hereunder.

        Holder does not intend to contract for, charge or receive any interest or other charge which is usurious, and by execution of this Note, Maker acknowledges that Holder has no such intent. All agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be loaned hereunder or

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otherwise or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof or other documents, at the time performance of such provision shall be due, shall exceed the maximum amount prescribed by law, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive as interest or otherwise an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduce the principal amount owing hereunder or on account of any other principal indebtedness of Maker to Holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Maker. All sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness of Maker to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness does not exceed the maximum permitted by applicable law.

        This Note shall be governed by and construed in accordance with Texas law and applicable federal law. The terms, provisions, covenants and conditions hereof shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns. If any one or more of the provisions of this Note, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Note and all other applications of any such provision shall not be affected thereby.

        IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the date first above written.


                                          UNITED SURGICAL PARTNERS
                                          INTERNATIONAL, INC.


                                          By     /s/ James K. Lines
                                                --------------------------------
                                          Name        James K. Lines
                                                --------------------------------
                                          Title  Executive Vice President
                                                --------------------------------
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